Coty Maintains Momentum in Q2
Continued Improvement In Profit and Net Debt Reduction, with Revenues In Line
FY21 Fixed Cost Savings Target Increased to ~$300M
Strong Strategic Progress in Prestige Business Especially in U.S. and China, and E-Commerce

NEW YORK - February 9, 2021-- Coty Inc. (NYSE: COTY) today announced continued improvement in financial results for the second quarter of fiscal year 2021, ended December 31, 2020.

In Q2, Coty reported adjusted operating income of $188.4 million, up 7% versus last year, with a reported operating income of $17.0 million. Strong profit performance in the quarter was fueled by fixed costs savings, which totaled approximately $80 million, consistent with Q1. The strong delivery in 1H21 coupled with the acceleration of certain projects into the year are driving an increase to the savings target for FY21, now expected to be approximately $300 million compared to the previous target of over $200 million. For the quarter, the operational improvements and stringent cost controls resulted in Adjusted EPS for Total Coty of $0.17, which includes two months of contribution from Wella, while reported EPS was $(0.36) driven by the impact of the cost of the Wella transaction as well as additional restructuring accruals under the fixed cost savings plan.

The Wella divestiture closed as planned on November 30, delivering $2.9 billion gross proceeds. Combined with free cash flow of $389.4 million, Financial Net Debt fell to approximately $4.8 billion at the end of Q2. Economic Net Debt, which includes the stake in Wella valued at quarter end at approximately $1.2 billion1, fell to approximately $3.6 billion. Coty has elected to recognize its Wella stake on a fair value basis going forward, as permitted by U.S. GAAP. Separately, Coty will now use Adjusted EBITDA as a key performance measure, in order to more directly drive and highlight its focus on cash flow and deleveraging, which remains a priority. Adjusted EBITDA was $449.9 million for 1H21, up 6% versus the last year, and is expected to be $750 million in FY21.

Revenues continued to improve in the second quarter, with a 16% revenue decline on a reported basis, or an 18% LFL decline which was 1 percentage point ahead of Q1, despite the resurgence of COVID and related lockdowns in multiple parts of the world. The Prestige business saw the biggest gain, with LFL trends better by 9 percentage points sequentially, even as the travel retail channel remained under pressure. Within the prestige business, which accounted for approximately 60% of net revenues in the first half of FY21, highlights for the quarter included strong retail sales momentum in the U.S. and China, and broad-based strength in e-commerce.

Coty continues to make progress on its strategic priorities, including digital and e-commerce acceleration, which grew 40% in Q2, expanding into white space opportunities including prestige cosmetics and skincare, building out its presence in China, and strengthening its core prestige fragrance business and stabilizing share in the mass beauty business through leading innovation and improved execution.

Commenting on the operating results, Sue Y. Nabi, Coty's CEO, said:

"Our strong second quarter results build on the momentum of the first quarter, as the entire organization continued to act with discipline, flexibility and creativity in an uncertain environment. With revenues delivering on our objectives and profit, cash flow and debt all ahead of expectations, including 6% EBITDA growth, it is clear that a much stronger Coty is emerging, which we believe will weather any near-term market headwinds while simultaneously positioned strongly to capture the opportunities of the eventual global recovery. Entering Q3, January trends are starting inline with our expectations.

The strong execution on our fixed cost savings plan, with approximately $160 million of savings generated in the first half of FY21, and a solid pipeline of projects for the second half, give us confidence to raise our savings target for the full year to approximately $300 million. The additional savings will allow us to protect our profitability in the coming months of uncertainty while simultaneously freeing up funds to increase our A&CP investments in the second half of FY21 to support our carefully chosen strategic initiatives.

We continued to progress on our strategic objectives during the quarter. Our e-commerce momentum, with 40% sales growth was broad-based, spanning the prestige and mass businesses, across key regions, and fueled by success in pureplay e-retailers, brick & click retailers, and DTC. Our China prestige business continues to grow, with strong fragrance sell-out and the more than doubling of retail sales for both Gucci and Burberry cosmetics, speaking to the strong appeal of both brands to Chinese consumers. And we have continued building on Gucci's momentum in China, with the opening this week of the Gucci Beauty flagship store on Tmall, for which we see tremendous potential in the coming years. And in our core business, we continue to deliver leading innovation in both prestige and mass. I am delighted to see Marc Jacobs Perfect ending the year as the #1 fragrance launch of CY20 in the

U.S., U.K, Canada and Australia, while Hugo Boss delivered strong innovation behind Alive and Boss Bottled. Meanwhile, we continued to build our prestige cosmetics footprint, with sales growing double digits in Q2. In mass, Rimmel's revamped Lasting Finish 25H foundation helped strengthen its market share in the UK and Italy, while Cover Girl continued to strengthen its positioning as the brand leading on clean, vegan and cruelty free products, through its Clean Fresh line-up and the more recent launch of Lash Blast Clean mascara. Additionally, we are gradually stabilizing market share in our mass beauty business, fueled by the strong momentum of our brands online, including nearly a doubling of share on Amazon.

At the same time, we have strengthened the Coty leadership team with Stefano Curti joining as Chief Brands Officer, Consumer Beauty; Alexis Vaganay as Chief Commercial Officer, Consumer Beauty; Laurent Mercier elevated to Coty CFO and Stephane Delbos promoted to Chief Procurement Officer. The new Coty team is now in place, bringing strong beauty and business experience, deep knowledge of Coty, and relevant knowledge of new areas like skincare. At the same time, we are supported by a strong and female-majority Board of Directors, including the recent additions of two new directors, Anna Adeola Makanju and Mariasun Aramburuzabala Larregui.

As we have finalized our strategic review, including new growth opportunities, brand equity mapping, and a repositioning plan for our core mass brands, we will share our strategic priorities around accelerating growth in mid-April, with a full Investor Day planned for Fall 2021.

I am excited by the tremendous opportunities and exciting journey ahead for Coty, and look forward to sharing this vision in the coming months."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.
1Based on fair market value, reflecting the final Wella capital structure

Highlights

•2Q21 net revenue trends show moderate sequential improvement, despite resurgence of COVID and related lockdowns, with Continuing Operations net revenues declining 16% as reported and 18% LFL
•Continuing Operations reported operating income of $17.0 million
•Solid growth in 2Q21 Continuing Operations adjusted operating income of $188.4 million, up 7% YoY, with 280 bps of margin expansion to 13.3%
•2Q21 adjusted EBITDA of $284.1 million brings the 1H21 adjusted EBITDA to $449.9 million, with an adjusted EBITDA margin of 17.7%
•2Q21 cost reductions remained strong with an additional approximately $80 million of savings, bringing the year-to-date total to over $160 million; Coty raises FY21 cost reduction target to approximately $300 million from previous expectations of over $200 million, which will protect profitability in 2H21 and support increased reinvestment behind upcoming FY22 initiatives
•Strong 2Q21 free cash flow of $389.4 million was ahead of internal expectations, driven primarily by solid profit growth
•Financial Net Debt better than expected at $4,842.6 million, supported by the proceeds from the Wella transaction and strong free cash flow, partially offset by negative FX impact. Economic Net Debt now $3,656.1 at quarter end.
•Significant immediate liquidity of $2,832.1 million at end-quarter, with comfortable headroom under Coty's financial debt covenants. Given Coty's financial position and free cash flow characteristics, Coty expects to be in full compliance of covenant requirements going forward.

Outlook

Despite continued disruptions to sales channels and short-term orders related to the COVID-19 pandemic, we remain focused on our strategic priorities and the improvement of our sell-out trends, and will start raising our commercial investments to fuel improvements ahead of FY22.

This is made possible by the decrease of our fixed costs, which we expect to reach approximately $300M for this fiscal year and will contribute to an expected adjusted EBITDA of $750M for FY21. With a financial net debt that has now crossed below $5B, we will continue to drive our leverage ratio towards 5x by the end of CY21, in line with our prior guidance.

Our strong cost discipline and cash flow dynamics are key drivers for building profitable growth and positioning Coty as a best-in-class beauty company.

Financial Results

Note: Discussions of "Total Coty" results reflect the full scope of Coty's revenues and costs, inclusive of Wella, through the closing date of the Wella transaction on November 30, 2020. "Continuing Operations" results reflect Total Coty results less the revenues and directly attributable costs of the divested Wella business through the transaction closing date, but include the TSA cost reimbursement received from Wella for the month of December 2020.

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Continuing Operations

Revenues:
•2Q21 reported net revenues of $1,415.6 million decreased 15.9% year-over-year, including a negative foreign exchange (FX) impact of 0.5%. LFL revenue decreased 17.9%, driven by LFL decreases in the EMEA segment of 24.8%, Asia Pacific segment of 17.2%, and Americas of 7.4%. By channel, the prestige business decline 15.6%, showing a significant improvement from -25.0% in Q1, while the mass business declined 21.6%.
•Year-to-date reported net revenues of $2,539.7 million decreased 17.9% year-over-year, including a negative FX impact of 0.3%. LFL revenue decreased 18.4%, driven by LFL decreases in the Asia Pacific segment of 26.8%, EMEA of 24.6%, and Americas of 6.1%.

Gross Margin:
•2Q21 reported and adjusted gross margin of 58.7% decreased from 62.4% in the prior-year period, due to the negative impact from the regional and category sales mix as well as the decline in sales volume.
•Year-to-date reported and adjusted gross margin of 58.7% decreased from 61.4% in the prior-year period, primarily due to mix impact as well as lower production volumes.

Operating Income and EBITDA:
•2Q21 reported operating income from Continuing Operations of $17.0 million increased from a reported operating loss of $80.5 million in the prior year due to a $112.2 million reduction in restructuring and other business realignment costs, as well as lower SG&A, partially offset by higher acquisition and divestiture related expenses of 15.7 million.
•2Q21 adjusted operating income for Continuing Operations of $188.4 million rose 7% from $176.4 million in the prior year, while the adjusted EBITDA for Continuing Operations of $284.1 million increased 6% from the prior year. The increase was driven by continued fixed cost reductions across both people and non-people costs, combined with active management of marketing investments. For 2Q21, the adjusted operating margin for Continuing Operations increased 280 bps to 13.3%, while the adjusted EBITDA margin increased 420.0 bps to 20.1%.
•Year-to-date reported operating loss from Continuing Operations of $49.0 million increased from a reported operating loss of $16.5 million due to lower sales, reduced gross profit, as well as higher acquisition and divestiture related expenses, partially offset by lower media investments and fixed cost expenses. Year-to-date adjusted operating income for Continuing Operations increased 11.4% to $269.5 million, with a margin of 10.6%, while the adjusted EBITDA totaled $449.9 million with a margin of 17.7%.

Total Coty

Net Income:
•2Q21 reported net loss for Total Coty, which includes two months of contribution from Wella, of $275.4 million declined from a net loss of $21.1 million in the prior year, due to the impact of the Wella transaction costs as well as additional restructuring accruals under the fixed cost savings plan.
•The 2Q21 adjusted net income for Total Coty of $133.8 million compared to $205.2 million in the prior year period, reflecting in part only 2 months of contribution from Wella in the current period.
•Year-to-date reported net loss for Total Coty of $74.8 million compared to net income of $31.2 million in the prior year. Year-to-date adjusted net income of $217.4 million declined from $255.7 million in the prior year.

Earnings Per Share (EPS) - diluted:
•2Q21 reported loss per share for Total Coty of $(0.36) compared to a reported loss per share of $(0.03) in the prior year.
•2Q21 adjusted EPS for Total Coty of $0.17 versus $0.27 in the prior year, reflecting in part only 2 months of contribution from Wella in the current period.
•Year-to-date reported loss per share for Total Coty of $(0.10) compared to reported net earnings per share of $0.04 in the prior year.
•Year-to-date adjusted EPS for Total Coty of $0.28 versus $0.34 in the prior year.

Operating Cash Flow:
•2Q21 cash from operations totaled $430.1 million compared to $422.1 million in the prior-year period, reflecting an increase in net income on a cash basis. First half operating cash flow totaled $472.7 million, an increase of $10.7 million from the same period of the prior year.
•2Q21 free cash flow of $389.4 million increased from a free cash flow of $363.5 million in the prior year driven by the increase in operating cash flow of $8.0 million coupled with a $17.9 million reduction in capex. First half free cash flow of $361.1 million increased by $44.1 million from the prior year.

Financial Net Debt:
•Financial Net Debt of $4,842.6 million on December 31, 2020 declined from $7,864.5 million on September 30, 2020. The decline was driven by gross proceeds of $2.9 billion from the closing of the Wella transaction, including $2.5 billion of proceeds from disposition and $0.4 billion return of capital, as well strong free cash flow generation of $389.4 million, partially offset by over $300 million of negative FX impact.

Immediate Liquidity:
•Coty ended Q2 with $549.1 million in cash and cash equivalents, and immediate liquidity of $2,832.1 million, with comfortable headroom under its financial debt covenants

Second Quarter Business Review by Segment (Continuing Operations)

Americas
In 2Q21, Americas net revenues of $539.5 million or 38% of total Coty Continuing Operations, decreased by 7.2% versus the prior year. On a LFL basis, Americas net revenues decreased by 7.4%, or a mid-single digit decline when excluding the impact from the heavily impacted Travel Retail channel. While the mass beauty business was pressured by softness in the color cosmetics market, the prestige business recorded tremendous results with high single digit revenue growth supported by strength in prestige fragrances, cosmetics, and skincare.
During the quarter, we continued to see strength within U.S. prestige fragrances, with Marc Jacobs, Gucci, and Burberry delivering robust growth. We are particularly encouraged by the continued strong performance of Marc Jacobs Perfect, which was the #1 national fragrance launch in calendar 2020, and remains on track to be the largest Coty U.S. fragrance launch in 15 years. Once again Gucci saw robust sell-out across both fragrances and cosmetics. Gucci fragrance performance was supported by Gucci Bloom Profumo and Gucci Guilty. Meanwhile, Gucci cosmetics generated triple-digit sell-out growth, fueled by bronzer and mascara. In January, we further expanded the line to include a foundation and primer, with very strong initial results.
Within our mass beauty business, the cosmetics and fragrance categories remained pressured, with further deceleration in Q2 as COVID cases accelerated in parts of the U.S., impacting both store traffic and make-up usage occasions. At the same time, we continued to make headway in strengthening our focus brands. CoverGirl maintained momentum in its Clean Fresh franchise of face makeup, which we are continuing to build upon with the Q3 launch of Lash Blast Clean mascara. CoverGirl also continued to gain market share in the cosmetics category on Amazon. Meanwhile, Sally Hansen continued to be a solid market share winner in the U.S. In Brazil, our local brands remain well positioned amid the current environment, with our brands growing market share in the quarter, particularly in nail and deodorants.
During the quarter, e-commerce sales for the region increased over 50% in Q2 and over 60% in 1H21, with strong growth across both prestige and mass fueled by strong execution across e-retailers, brick & click, and DTC with philosophy.com. E-commerce penetration as a percentage of sales in the Americas region increased to the low teens, including significantly higher penetration in the prestige business.

The reported sales for the Americas segment benefited from the contribution from the Kylie Jenner joint venture, with Q2 sales consistent with Q1.
The Americas segment generated a reported operating income of $31.6 million in 2Q21, compared to a reported operating income of $21.5 million in the prior year. The 2Q21 adjusted operating income was $56.9 million, up from $34.2 million in the prior year, driven by close management of marketing investment and strong fixed cost reduction more than offsetting the sales decline. The adjusted operating margin was 10.5% versus 5.9% in the prior year.

EMEA
In 2Q21, EMEA net revenues of $708.9 million, or 50% of total Coty continuing operations, declined by 21.9% versus the prior year. On a LFL basis, EMEA net revenues declined 24.8%. While the LFL was pressured, sales trends remained consistent with Q1, despite a second wave of COVID-19 and multiple market lockdowns impacting the region exiting Q2,
In our prestige fragrance business, we continued to see strong performances of recent launches including Marc Jacobs Perfect, Hugo Boss Alive, and Hugo Boss Bottled. Marc Jacobs Perfect continued to be the #1 prestige fragrance launch in the U.K. for CY20, supporting market share growth for the overall brand. Hugo Boss Alive saw great performance as the #1 fragrance launch in Germany in CY20, and contributing to double digit sell-out growth for Hugo Boss female fragrances in the U.K. In our mass beauty business, Rimmel grew market share in the U.K., its top market, as well as Italy, Poland, and Spain, aided by the strong consumer reception to its Lasting Finish 25H foundation relaunch. Meanwhile, Sally Hansen gained share across the region, driven by market share growth in the U.K., Italy, and France.
2Q21 EMEA e-commerce sales grew approximately 30%, driving e-commerce penetration as a percentage of sales to the mid-20s percentage level, with strong growth in both prestige and mass.
Reported operating income was $88.0 million in 2Q21 versus reported operating income of $98.9 million in the prior year. The 2Q21 adjusted operating income of $118.4 million declined from $130.7 million in the prior year, driven by the lower sales, partially offset by controlled marketing spend and solid fixed cost reductions. For 2Q21, the adjusted operating margin rose to 16.7% from 14.4% in the prior year.

Asia Pacific
2Q21 Asia Pacific net revenues of $167.2 million, or 12% of total Coty continuing operations, decreased 13.9% on a reported basis and declined 17.2% LFL. Similar to last quarter, the bulk of the LFL decline was due to continued significant pressure in the travel retail channel, and to a lesser extent, the continued active reduction of sales to low value channels. Despite these headwinds, LFL trends showed a meaningful sequential improvement from Q1. Of note, our prestige business recorded high single digit sell-out growth in the region, fueled by both brick & mortar and online.
In China, sell-out trends for our prestige beauty brands in both brick & mortar and e-commerce remained strong, particularly in Gucci and Burberry. During the quarter, we continued see momentum in Gucci and Burberry's prestige cosmetics businesses, with Burberry make-up sell-out up 48% and Gucci make-up sell-out up over 400%. In fact, Gucci make-up ranked the #2 make-up brand among all beauty brands in social business, WeChat.
E-commerce sell-out in the region continued to grow solidly, particularly in prestige with over 20% growth, partially tempered by continued proactive reduction of low value sales.
Reported operating income in 2Q21 of $6.4 million increased from reported operating income of $5.6 million in the prior year. The 2Q21 adjusted operating income of $12.5 million rose from $11.8 million in the prior year, driven by reduced fixed costs and lower marketing investments. The 2Q21 adjusted operating margin of 7.5% increased from 6.1% in the prior year.

Second Quarter Fiscal 2021 Business Review by Channel (Continuing Operations)

Prestige
•2Q21 Prestige net revenues of $903.7 million, or 63.8 % of Coty Continuing operations, decreased 11.1% as reported and decreased 15.6% LFL, reflecting significant sales trend improvement from the mid 20s decline in Q1. Continued pressure in Travel Retail accounted for half of the decline in the prestige business. Reported sales were aided by the inclusion of Kylie Beauty sales in the current quarter.

•The improvement in sales trends vs. Q2 came despite additional waves of COVID, particularly in the EMEA region, which led certain markets to close or place additional restrictions on non-essential stores. Encouragingly, Prestige e-commerce sales grew over 40% in the quarter, representing a mid 20s penetration rate of Prestige sales in 2Q21. While Kylie's cosmetics business remained pressured from broader cosmetics category weakness, we saw good momentum in the Kylie Skin DTC business as well as strong consumer engagement with the brand.

Mass
•2Q21 Mass net revenues of $511.5 million, or 36.1 % of Coty continuing operations, decreased 23.3% as reported and decreased 21.6% LFL. Mass sales continue to be challenged, largely due to lower demand for color cosmetics stemming from fewer usage occasions and reduced in-store traffic, particularly amid additional waves of COVID. Despite this pressure, Mass e-commerce sales continued to grow at a double-digit pace in the quarter, and represented a high-single-digit percent of our Mass business in 2Q21. Encouragingly, Coty brands continued to generate very strong growth both on retailer websites and on Amazon in the U.S., U.K., and Germany, with market share on Amazon nearly doubling in the quarter.

Discontinued Operations

Wella Business
•2Q21 Wella net revenues of $419.9 million decreased 36.5% as reported and decreased 3.2% LFL, driven by pent up consumer demand for services following the global salon closures in 4Q20 and associated inventory replenishment for both retail and professional hair products, continued strength within retail hair, and solid e-commerce growth.

Noteworthy Company Developments

Other noteworthy company developments include:

•On November 30, 2020 Coty completed the sale of a majority stake in Wella to KKR for gross proceeds of approximately $2.9 billion and net cash proceeds of approximately $2.5 billion. Coty will retain a 40% stake in the business, which will be carried on the books as a fair market value asset.
•On December 2, 2020 Coty announced two additions to its leadership team with the appointments of Stefano Curti as Chief Brands Officer, Consumer Beauty, and Alexis Vaganay as Chief Commercial Officer, Consumer Beauty.
•On December 9, 2020, Coty announced the promotion of Laurent Mercier to Chief Financial Officer effective February 15, 2021.
•On December 21, 2020, Coty announced the appointment of two new Board Directors, Anna Adeola Makanju and Mariasun Aramburuzabala Larregui.
•On January 5, 2021, Coty announced it completed the acquisition of a 20% ownership interest in Kim Kardashian West's business for $200 million, which had previously been announced in June 2020. Together, Coty and Kim Kardashian will focus on entering new beauty categories, including development of her skincare line, as well as global expansion of existing product lines.
•On January 22, 2021, Coty announced the promotion of Stephane Delbos to Chief Procurement Officer, effective February 1, 2021.
•On January 27, 2021, Coty announced the planned closure of its manufacturing site in Cologne, Germany, which comes as Coty consolidates its global fragrance operations. The closure, which will occur in stages, is expected to be completed by Summer 2022.
Conference Call
Coty Inc. will host a conference call at 8:00 a.m. (ET) today, February 9, 2021 to discuss its results. The dial-in number for the call is (866) 834-4311 in the U.S. or (720) 405-2213 internationally (conference passcode number: 1397791. The live audio webcast and presentation slides will be available at http://investors.coty.com. The conference call will be available for replay.

For more information:

Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495 /
Antonia_Werther@cotyinc.com

About Coty Inc.
Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, and skin and body care. Coty is the global leader in fragrance, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, the impact of COVID-19 and potential recovery scenarios, the Company’s comprehensive transformation agenda (the “Transformation Plan”), strategic planning, targets, segment reporting and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the impact of the Wella divestiture and the related transition services (the “Wella TSA”), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof), investments, licenses and portfolio changes, synergies, savings, performance, cost, timing and integration of acquisitions, including the strategic partnership with Kylie Jenner and the strategic partnership with Kim Kardashian West, future cash flows, liquidity and borrowing capacity, timing and size of cash outflows and debt deleveraging, the availability of local government funding or reimbursement programs in connection with COVID-19 (including expected timing and amounts), the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s Transformation Plan, including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, supply chain changes, e-commerce and digital initiatives, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, the availability and widespread distribution of a safe and effective vaccine, related impact on the Company's ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, the extent that government funding and reimbursement programs in connection with COVID-19 are available to the Company, and the ability to successfully implement measures to respond to such impacts;
•the Company’s ability to successfully implement its multi-year Transformation Plan, including its management realignment, reporting structure changes, operational and organizational changes, and the initiatives to further reduce the Company’s cost base, and to develop and achieve its global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including innovation performance in prestige and mass channels, strengthening its positions in core markets, accelerating its digital and e-commerce capabilities, building on its skincare portfolio, and expanding its presence in China) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty business, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, the fair value of the equity investment, and the fair value of acquired assets and liabilities associated with acquisitions;
•the impact of any future impairments;

•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's response to COVID-19, the Transformation Plan, the Wella TSA, the integration of the King Kylie transaction and the KKW transaction, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration), risks related to regulation of multi-level marketing business models, ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to KKW Holdings’ business model, revenue, sales force or business;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy or, if the Company's Board declares dividends, the Company’s stock dividend reinvestment program;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of Brexit (and related business or market disruption), the current U.S. administration and recent election, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates;
•currency exchange rate volatility and currency devaluation;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including litigation relating to the tender offer by Cottage Holdco B.V. (the “Cottage Tender Offer”) and product liability cases (including asbestos), and litigation or investigations relating to the strategic partnerships with Kylie Jenner and Kim Kardashian West;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, the Wella Transaction and related carve-out and transition activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working in response to COVID-19, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and the Brazil General Data Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Transformation Plan as well as the Wella Transaction on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with Cottage Holdco B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliates KKR Rainbow Aggregator L.P. and KKR Bidco are respectively a significant stockholder in Coty and an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-K for the year ended June 30, 2020 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income/Adjusted EBITDA from continuing operations excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we adjust for non-cash stock-based compensation expense. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense as described below and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company excludes acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
•Asset impairment charges: The Company excludes the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company excludes the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from the non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Loss/(Gain) on divestitures and sale of brand assets: The Company excludes the impact of Loss/(gain) on divestitures and sale of brand assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of divestitures. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Non-cash stock-based compensation: The Company excludes non-cash stock-based compensation expense from the calculation of adjusted EBITDA that are not reflective of the ongoing and planned pattern of recognition for such expense.
•Interest (income) expense: The Company excludes foreign currency impacts associated with acquisition-related and debt financing-related forward contracts, as well as debt financing transaction costs as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.
•Other expense: We have excluded the impact of costs incurred for legal and advisory services rendered in connection with the tender offer that was in fiscal 2019 initiated by certain of our shareholders. Additionally, we have excluded the write-off of deferred financing fees and discounts that resulted from the pay down of our term debt from the proceeds of the Wella sale, due to the requirements 2018 Coty Credit Agreement, as amended. Our management believes these costs do not reflect our underlying ongoing business, and the adjustment of such costs helps investors and others compare and analyze performance from period to period. We have also excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs.
•Loss on early extinguishment of debt: We have excluded loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant non-controlling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.

The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RESULTS AT A GLANCE

	Three Months Ended December 31, 2020			Six Months Ended December 31, 2020
(in millions, except per share data)		Change YoY			Change YoY
CONTINUING OPERATIONS		Reported Basis	Organic (LFL)		Reported Basis	Organic (LFL)
Net revenues	$1,415.6	(16%)	(18%)	$2,539.7	(18%)	(18%)
Operating income (loss) - reported	17.0	>100%		(49.0)	<(100%)
Operating income - adjusted*	188.4	7%		269.5	11%
EBITDA - adjusted	284.1	6%		449.9	6%
Net income (loss) attributable to common shareholders - reported**	(39.8)	62%		56.1
Net income attributable to common shareholders - adjusted* **	90.4	<(100%)		74.5
EPS attributable to common shareholders (diluted) - reported	$(0.05)	64%		$0.07
EPS attributable to common shareholders (diluted) - adjusted*	$0.12	(8%)		$0.10

COTY, INC.
Net (loss) attributable to common shareholders - reported **	(275.4)	<(100%)		(74.8)
Net income attributable to common shareholders - adjusted* **	133.8	(35%)		217.4
EPS attributable to common shareholders (diluted) - reported	$(0.36)	<(100%)		$(0.10)
EPS attributable to common shareholders (diluted) - adjusted*	$0.17	(37%)		$0.28

*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” "immediate liquidity," “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Net income (loss) represents Net income (loss) Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income (loss) for Continuing Operations and Coty Inc. are net of the Convertible Series B Preferred Stock dividends.
***    Coty Inc. Net revenues, Operating income (loss) - reported and Operating income (loss) - Adjusted, shows the combined activities of the total Coty Inc. to allow investors to compare to our prior financial results.

SECOND QUARTER BY SEGMENT (CONTINUING OPERATIONS)

Americas

	Three Months Ended December 31, 2020			Six Months Ended December 31, 2020
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL)
Net Revenues	$539.5	(7.2%)	(7.4)%	$1,010.1	(5.6%)	(6.1)%

	Reported	Adjusted		Reported	Adjusted
Operating income	$31.6	$56.9		$52.8	$104.3
Operating Margin	5.9%	10.5%		5.2%	10.3%

EMEA

	Three Months Ended December 31, 2020			Six Months Ended December 31, 2020
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL)
Net Revenues	$708.9	(21.9%)	(24.8%)	$1,239.3	(21.8%)	(24.6%)

	Reported	Adjusted		Reported	Adjusted
Operating Income	$88.0	$118.4		$101.1	$164.2
Operating Margin	12.4%	16.7%		8.2%	13.3%

Asia Pacific

	Three Months Ended December 31, 2020			Six Months Ended December 31, 2020
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL)
Net Revenues	167.2	(13.9%)	(17.2%)	290.3	(24.5%)	(26.8%)

	Reported	Adjusted		Reported	Adjusted
Operating Loss	6.4	12.5		(12.7)	(0.1)
Operating Margin	3.8%	7.5%		(4.4)%	—%

SECOND QUARTER FISCAL 2021 BY CHANNEL

Continuing Operations

	Three Months Ended December 31,				Six Months Ended December 31,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2020	2019	Reported Basis	Organic (LFL)	2020	2019	Reported Basis	Organic (LFL)
Prestige	$903.7	$1,016.5	(11)%	(16)%	$1,547.8	$1,823.2	(15)%	(20)%
Mass	511.5	667.2	(23)%	(22)%	991.3	1,271.7	(22)%	(16)%
Corporate	0.4	—	N/M	N/M	0.6	—	N/M	N/M
Total	$1,415.6	$1,683.7	(16)%	(18)%	$2,539.7	$3,094.9	(18)%	(18)%

Discontinued Operations

	Three Months Ended December 31,				Six Months Ended December 31,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2020	2019	Reported Basis	Organic (LFL)	2020	2019	Reported Basis	Organic (LFL)
Wella Business	$419.9	$661.3	(36.5)%	(3.2)%	$986.3	$1,192.9	(17.3)%	2.2%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions, except per share data)	2020	2019	2020	2019
Net revenues	$1,415.6	$1,683.7	$2,539.7	$3,094.9
Cost of sales	584.0	632.3	1,048.9	1,194.2
as % of Net revenues	41.3%	37.6%	41.3%	38.6%
Gross profit	831.6	1,051.4	1,490.8	1,900.7
Gross margin	58.7%	62.4%	58.7%	61.4%

Selling, general and administrative expenses	641.5	916.4	1,224.9	1,723.1
as % of Net revenues	45.3%	54.4%	48.2%	55.7%
Amortization expense	61.8	50.8	127.2	109.1
Restructuring costs	59.6	128.7	89.7	133.5
Acquisition-and divestiture- related costs	51.7	36.0	98.0	36.0
Gain on divestitures and sale of brand assets	—	—	—	(84.5)
Operating (loss) income	17.0	(80.5)	(49.0)	(16.5)
as % of Net revenues	1.2%	(4.8%)	(1.9%)	(0.5%)
Interest expense, net	59.2	58.4	121.3	121.5
Loss from continuing operations before income taxes	(59.8)	(140.3)	(182.1)	(141.7)
as % of Net revenues	(4.2%)	(8.3%)	(7.2%)	(4.6%)
Benefit for income taxes on continuing operations	(40.8)	(39.0)	(285.7)	(57.2)
Net (Loss) income from continuing operations	(19.0)	(101.3)	103.6	(84.5)
as % of Net revenues	(1.3%)	(6.0%)	4.1%	(2.7%)
Net (Loss) income from discontinued operations	(235.6)	84.9	(130.9)	124.4
Net (Loss) income	(254.6)	(16.4)	(27.3)	39.9
Net (loss) income attributable to noncontrolling interests	(2.5)	0.5	(2.1)	3.3
Net income attributable to redeemable noncontrolling interests	0.2	4.2	5.7	5.4
Net (Loss) income attributable to Coty Inc.	$(252.3)	$(21.1)	$(30.9)	$31.2
Amounts attributable to Coty Inc.
Net income from continuing operations	$(16.7)	$(106.0)	$100.0	$(93.2)
Convertible Series B Preferred Stock dividends	(23.1)	—	(43.9)	—
Income from continuing operations attributable to common stockholders	$(39.8)	$(106.0)	$56.1	$(93.2)
Net income from discontinued operations	(235.6)	84.9	(130.9)	124.4
Net income attributable to common stockholders	$(275.4)	$(21.1)	$(74.8)	$31.2

Net income attributable to Coty Inc. per common share:
Basic for Continuing Operations	$(0.05)	$(0.14)	$0.07	$(0.12)
Diluted for Continuing Operations(a)	$(0.05)	$(0.14)	$0.07	$(0.12)
Basic for Coty Inc	$(0.36)	$(0.03)	$(0.10)	$0.04
Diluted for Coty Inc.(a)	$(0.36)	$(0.03)	$(0.10)	$0.04
Weighted-average common shares outstanding:
Basic	764.6	758.1	764.3	756.1
Diluted(a)	764.6	758.1	926.6	761.2

Depreciation - Continuing Operations	$81.5	$91.2	162.4	175.8
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. We use the if-converted method for calculating any potential dilutive effect of the convertible Series B Preferred Stock, which requires an adjustment to reverse the impact of the preferred stock dividends of $23.1 million and $43.9 million on income applicable to common stockholders during three and six months ended December 31, 2020,

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended December 31, 2020
	CONTINUING OPERATIONS			DISCONTINUED OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$1,415.6	$—	$1,415.6	$419.9
Gross profit	831.6	—	831.6	278.4
Gross margin	58.7%		58.7%	66.3%
Operating (loss) income	17.0	171.4	188.4	74.7
as % of Net revenues	1.2%		13.3%	17.8%
Net income (loss)	(39.8)	130.2	90.4	43.4
as % of Net revenues	(2.8%)		6.4%	10.3%
Adjusted EBITDA			284.1	75.1
as % of Net revenues			20.1%	17.9%
	COTY INC.
Net income (loss) attributable to Coty Inc.	(275.4)	409.2	133.8

EPS (diluted)	$(0.36)		$0.17

	Three Months Ended December 31, 2019
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$1,683.7	$—	$1,683.7	$661.3
Gross profit	1,051.4	—	1,051.4	434.3
Gross margin	62.4%		62.4%	65.7%
Operating income	(80.5)	256.9	176.4	148.6
as % of Net revenues	(4.8%)		10.5%	22.5%
Net income (loss)	(106.0)	207.2	101.2	104.0
as % of Net revenues	(6.3%)		6.0%	15.7%
Adjusted EBITDA			268.2	160.5
as % of Net revenues			15.9%	24.3%
	COTY INC.
Net income (loss) attributable to Coty Inc.	(21.1)	226.3	205.2

EPS (diluted)	$(0.03)		$0.27

(a) See “Reconciliation of Reported Operating (Loss) Income to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Six Months Ended December 31, 2020
	CONTINUING OPERATIONS			DISCONTINUED OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$2,539.7	$—	$2,539.7	$986.3
Gross profit	1,490.8	—	1,490.8	663.8
Gross margin	58.7%		58.7%	67.3%
Operating (loss) income	(49.0)	318.5	269.5	220.1
as % of Net revenues	(1.9%)		10.6%	22.3%
Net (loss) income	56.1	18.4	74.5	142.9
as % of Net revenues	2.2%		2.9%	14.5%
Adjusted EBITDA			449.9	221.8
as % of Net revenues			17.7%	22.5%
	COTY INC.
Net loss (income) attributable to Coty Inc.	(74.8)	292.2	217.4

EPS (diluted)	$(0.10)		$0.28

	Six Months Ended December 31, 2019
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$3,094.9	$—	$3,094.9	$1,192.9
Gross profit	1,900.7	—	1,900.7	789.4
Gross margin	61.4%		61.4%	66.2%
Operating income (loss)	(16.5)	258.3	241.8	237.9
as % of Net revenues	(0.5%)		7.8%	19.9%
Net (loss) income	(93.2)	186.9	93.7	162.0
as % of Net revenues	(3.0%)		3.0%	13.6%
Adjusted EBITDA			422.6	261.7
as % of Net revenues			13.7%	21.9%
	COTY INC.
Net (loss) income attributable to Coty Inc.	31.2	224.5	255.7

EPS (diluted)	$0.04		$0.34

(a) See “Reconciliation of Reported Operating (Loss) Income to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING (LOSS) INCOME TO ADJUSTED OPERATING INCOME

CONTINUING OPERATIONS	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2020	2019	Change	2020	2019	Change
Reported Operating loss (income)	$17.0	$(80.5)	>100%	$(49.0)	$(16.5)	<(100%)
% of Net revenues	1.2%	(4.8%)		(1.9%)	(0.5%)
Amortization expense (a)	61.8	50.8	22%	127.2	109.1	17%
Restructuring and other business realignment costs (b)	57.9	170.1	(66%)	93.3	197.7	(53%)
Acquisition- and divestiture-related costs (d)	51.7	36.0	44%	98.0	36.0	>100%
Gain on divestitures and sale of brand assets(e)	—	—	N/A	—	(84.5)	100%
Total adjustments to reported Operating (loss) income	171.4	256.9	(33%)	318.5	258.3	23%
Adjusted Operating income	$188.4	$176.4	7%	$269.5	$241.8	11%
% of Net revenues	13.3%	10.5%		10.6%	7.8%
Non-cash stock-based compensation	14.2	8.4	69%	18.0	12.9	40%
Adjusted depreciation	81.5	83.4	(2%)	162.4	167.9	(3%)
Adjusted EBITDA	$284.1	$268.2	6%	$449.9	$422.6	6%
% of Revenues	20.1%	15.9%		17.7%	13.7%

(a)In the three months ended December 31, 2020, amortization expense increased to $61.8 from $50.8 in the three months ended December 31, 2019. In the three months ended December 31, 2020, amortization expense of $25.3, $30.4 and $6.1 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the three months ended December 31, 2019, amortization expense of $12.7, $31.8 and $6.3 was reported in the Americas, EMEA and Asia Pacific segments, respectively.
In the six months ended December 31, 2020, amortization expense increased to $127.2 from $109.1 in the six months ended December 31, 2019. In the six months ended December 31, 2020, amortization expense of $51.4, $63.2 and $12.6 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the six months ended December 31, 2019, amortization expense of $25.5, $63.7, $12.5 and $7.4 was reported in the Americas, EMEA, Asia Pacific and Other segments, respectively.
(b)In the three months ended December 31, 2020, we incurred restructuring and other business structure realignment costs of $57.9. We incurred restructuring costs of $59.6 primarily for charges related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and a credit in business structure realignment costs of $(1.7) primarily related to the Transformation Plan and certain other programs, which is reported in selling, general and administrative expenses in the Condensed Consolidated Statement of Operations. In the three months ended December 31, 2019, we incurred business structure realignment costs of $170.1, including restructuring costs of $128.7 primarily for charges related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations. In addition, we incurred business structure realignment costs of $41.4 primarily related to the Turnaround Plan, which is included in Selling, general and administrative expenses in the Condensed Consolidated Statement of Operations.
In the six months ended December 31, 2020, we incurred restructuring and other business structure realignment costs of $93.3. We incurred restructuring costs of $89.7 primarily for charges related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $3.6 primarily related to the Transformation Plan and certain other programs, which is reported in selling, general and administrative expenses in the Condensed Consolidated Statement of Operations. In the six months ended December 31, 2019, we incurred business structure realignment costs of $197.7, including restructuring costs of $133.5 primarily for charges related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations. In addition, we incurred business structure realignment costs of $64.2 primarily related to our Turnaround plan which is included in selling, general and administrative expenses in the Condensed Consolidated Statement of Operations.
(c)In the three months ended December 31, 2020, we incurred acquisition and divestiture related costs of $51.7. These costs were associated with the Wella Transaction. In the three months ended December 31, 2019, we incurred acquisition and divestiture related costs of $36.0.
In the six months ended December 31, 2020, we incurred acquisition and divestiture related costs of $98.0. These costs were associated with the Wella Transaction. In the six months ended December 31, 2019, we incurred acquisition and divestiture related costs of $36.0.
(d)In the three months ended December 31, 2020 and 2019, respectively, there were no gains on divestitures or sales of brand assets.
In the six months ended December 31, 2020, there were no gains on divestitures or sales of brand assets. In the six months ended December 31, 2019, we completed the divestiture of Younique resulting in income of $84.5 included in Gain on sale of business in the Condensed Consolidated Statements of Operations.
(e)In the three months ended December 31, 2020, adjusted depreciation expense decreased to $81.5 from $83.4 in the three months ended December 31, 2019. In the three months ended December 31, 2020, adjusted depreciation expense of $35.6, $35.3 and $10.6 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the three months ended December 31, 2019, adjusted depreciation expense of $35.0, $38.5 and $9.9 was reported in the Americas, EMEA and Asia Pacific segments, respectively.
In the six months ended December 31, 2020, adjusted depreciation expense decreased to $162.4 from $167.9 in the six months ended December 31, 2019. In the six months ended December 31, 2020, adjusted depreciation expense of $73.1, $68.1 and $21.2 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the six months ended December 31, 2019, adjusted depreciation expense of $69.8, $73.9, $20.5 and $3.7 was reported in the Americas, EMEA, Asia Pacific and Other segments, respectively.
(f)In the three months ended December 31, 2020, non-cash stock-based compensation increased to $14.2 from $8.4 in the three months ended December 31, 2019. In the three months ended December 31, 2020, non-cash stock-based compensation of $5.5, $7.0 and $1.7 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the three months ended December 31, 2019, non-cash stock-based compensation of $2.9, $4.5 and $1.0 was reported in the Americas, EMEA Asia Pacific and Corporate segments, respectively.
In the six months ended December 31, 2020, non-cash stock-based compensation increased to $18.0 from $12.9 in the six months ended December 31, 2019. In the six months ended December 31, 2020, non-cash stock-based compensation of $7.0, $8.8 and $2.2 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the six months ended December 31, 2019, non-cash stock-based compensation of $4.5, $6.7 and $1.7 was reported in the Americas, EMEA and Asia Pacific segments, respectively.

RECONCILIATION OF REPORTED (LOSS) INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR CONTINUING OPERATIONS

	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	(Benefit) provision for income taxes	Effective tax rate
Reported Loss before income taxes - Continuing Operations	$(59.8)	$(40.8)	68.2%	$(140.3)	$(39.0)	27.8%
Adjustments to Reported Operating (Loss)(a)(b)	171.4	48.3		256.9	49.7
Other adjustments(b)	13.5	3.1		—	—
Adjusted Income before income taxes - Continuing Operations	$125.1	$10.6	8.5%	$116.6	$10.7	9.2%

The adjusted effective tax rate was 8.5% for the three months ended December 31, 2020 compared to 9.2% for the three months ended December 31, 2019. The difference was primarily due to the jurisdictional mix of income.

	Six Months Ended December 31, 2020			Six Months Ended December 31, 2019
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	(Benefit) provision for income taxes	Effective tax rate
Reported Loss before income taxes - Continuing Operations	$(182.1)	$(285.7)	156.9%	$(141.7)	$(57.2)	40.4%
Adjustments to Reported Operating (Loss)(a)(b)	318.5	81.3		342.8	63.6
Gain on divestitures and sale of brand assets( (a)(b)	—	—		(84.5)	4.8
Tax impact from intra-entity transfer of assets (c)	—	220.5		—	—
Other adjustments(b)	8.2	2.0		—	—
Adjusted Income before income taxes - Continuing Operations	$144.6	$18.1	12.5%	$116.6	$11.2	9.6%

See a description on adjustments under “Reconciliation of Reported Operating (Loss) Income to Adjusted Operating (Loss) Income”.
(a)See a description of adjustments under “Adjusted Operating (Loss) Income for Continuing Operations.”
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c)Tax benefit of $220.5 is the result of a tax rate differential on the deferred taxes recognized on the transfer of assets and liabilities, following the relocation of our main principal location from Geneva to Amsterdam. This amount will be finalized when negotiations with the tax authorities are completed.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET LOSS FOR CONTINUING OPERATIONS

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2020	2019	Change	2020	2019	Change
Net income (loss) from Continuing Operations, net of noncontrolling interests	$(16.7)	$(106.0)	84%	$100.0	$(93.2)	>100%
Convertible Series B Preferred Stock dividends	(23.1)	—	N/A	(43.9)	—	N/A
Reported Net income (loss) attributable to Continuing Operations	$(39.8)	$(106.0)	62%	$56.1	$(93.2)	>100%
% of Net revenues	(2.8%)	(6.3%)		2.2%	(3.0%)
Adjustments to Reported Operating Income (a)	171.4	256.9	(33%)	318.5	258.3	23%
Adjustments to other (income) expense	13.5	—	N/A	8.2	—	N/A
Adjustments to noncontrolling interest expense (b)	(3.3)	—	N/A	(4.5)	(3.0)	(50%)
Change in tax provision due to adjustments to Reported Net income attributable to Continuing Operations	(51.4)	(49.7)	(3%)	(303.8)	(68.4)	<(100%)
Adjusted Net income (loss) attributable to Continuing Operations	$90.4	$101.2	<(100%)	$74.5	$93.7	(20%)
% of Net revenues	6.4%	6.0%		2.9%	3.0%

Per Share Data
Adjusted weighted-average common shares
Basic	764.6	758.1		764.3	756.1
Diluted (c)	937.6	763.5		926.6	761.2
Adjusted Net (loss) income attributable to Continuing Operations per Common Share
Basic	$0.12	$0.13		$0.10	$0.12
Diluted (c)	$0.12	$0.13		$0.10	$0.12

(a)See a description of adjustments under “Adjusted Operating Income for Continuing Operations.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. We use the if-converted method for calculating any potential dilutive effect of the convertible Series B Preferred Stock, which requires an adjustment to reverse the impact of the preferred stock dividends of $23.1 and $43.9 for the three and six months ending December 31, 2020 on income applicable to common stockholders during the period.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2020	2019	Change	2020	2019	Change
Net income (loss) from Coty Inc. net of noncontrolling interests	(252.3)	(21.1)	<(100%)	(30.9)	31.2	<(100%)
Convertible Series B Preferred Stock dividends	(23.1)	—	N/A	(43.9)	—	N/A
Reported Net income (loss) attributable to Coty Inc.	$(275.4)	$(21.1)	<(100%)	$(74.8)	$31.2	<(100%)
% of Net revenues	(15.0%)	(0.9%)		(2.1%)	0.7%
Adjustments to Reported Operating income (a)	170.7	289.6	(41)%	317.8	318.3	—%
(Gain) loss on sale of business	219.1	—	N/A	219.1	—	N/A
Adjustments to other (income) expense)	13.5	—	N/A	8.2	—	N/A
Adjustments to noncontrolling interest expense (b)	(3.3)	—	N/A	(4.5)	(3.0)	(50%)
Change in tax provision due to adjustments to Reported Net income attributable to Coty Inc.	9.2	(63.3)	>100%	(248.4)	(90.8)	<(100%)
Adjusted Net income attributable to Coty Inc.	$133.8	$205.2	(35)%	$217.4	$255.7	(15)%

Per Share Data
Adjusted weighted-average common shares
Basic	764.6	758.1		764.3	756.1
Diluted (c)	937.6	763.5		926.6	761.2
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.17	$0.27		$0.28	$0.34
Diluted (c)	$0.17	$0.27		$0.28	$0.34

(a)See a description of adjustments under “Adjusted Operating Income for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. We use the if-converted method for calculating any potential dilutive effect of the convertible Series B Preferred Stock, which requires an adjustment to reverse the impact of the preferred stock dividends of $23.1 and $43.9 for the three and six months ended December 31, 2020, respectively, on income applicable to common stockholders during the period.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2020	2019	2020	2019
Net cash provided by operating activities	$430.1	$422.1	$472.7	$462.0
Capital expenditures	(40.7)	(58.6)	(111.6)	(145.0)
Free cash flow	$389.4	$363.5	$361.1	$317.0

RECONCILIATION OF TOTAL DEBT TO FINANCIAL NET DEBT

COTY INC.	As of
(in millions)	December 31, 2020
Total debt	$5,391.7
Less: Cash and cash equivalents	549.1
Financial Net debt	$4,842.6

RECONCILIATION OF TOTAL DEBT TO ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	December 31, 2020
Total debt	$5,391.7
Less: Cash and cash equivalents	549.1
Less Value of Wella stake	1,186.5
Economic Net debt	$3,656.1

IMMEDIATE LIQUIDITY

COTY INC.	As of
(in millions)	December 31, 2020
Cash and cash equivalents	$549.1
Unutilized revolving credit facility	2,283.0
Immediate Liquidity	$2,832.1

RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	Twelve months ended
	December 31, 2020
(in millions)	COTY INC.	CONTINUING OPERATIONS
Adjusted operating income (loss) (a)	$171.3	$(134.0)
Add: Adjusted depreciation(b)	344.8	328.8
Add: Non-cash stock-based compensation	12.3	7.2
Adjusted EBITDA	$528.4	202.0

a.Adjusted operating income for the twelve months ended December 31, 2020 represents the summation of the adjusted operating income for each of the quarters ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020. For a reconciliation of adjusted operating income to operating income for each of those periods, see the tables entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income” and "Reconciliation of Reported Operating Income to Adjusted Operating Income by Segment" for each of those periods.
b.Adjusted depreciation for the twelve months ended December 31, 2020 represents depreciation expense for the period, excluding accelerated depreciation.

FINANCIAL NET DEBT/ADJUSTED EBITDA

CONTINUING OPERATIONS
December 31, 2020
Financial Net Debt	$4,842.6
Adjusted EBITDA	528.4
Financial Net Debt/Adjusted EBITDA	9.16

NET REVENUES AND ADJUSTED OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS BY SEGMENT

	Three Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)		Adjusted Operating Income (Loss)
(in millions)	2020	2019	Reported Basis	LFL	2020	Change	2020	Change
Americas	$539.5	$581.5	(7%)	(11%)	$31.6	47%	$56.9	66%
EMEA	708.9	908.0	(22%)	(22%)	88.0	(11%)	118.4	(9%)
Asia Pacific	167.2	194.2	(14%)	(14%)	6.4	14%	12.5	6%
Other	—	—	N/A	N/A	—	N/A	—	N/A
Corporate	—	—	N/A	N/A	(109.0)	47%	0.6	>100%
Total	$1,415.6	$1,683.7	(16%)	(17%)	$17.0	>100%	$188.4	7%

	Six Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)		Adjusted Operating Income (Loss)
(in millions)	2020	2019	Reported Basis	LFL	2020	Change	2020	Change
Americas	$1,010.1	$1,070.3	(6%)	(10%)	$52.8	>100%	$104.3	>100%
EMEA	1,239.3	1,584.7	(22%)	(22%)	101.1	(20%)	164.3	(14%)
Asia Pacific	290.3	384.4	(25%)	(25%)	(12.7)	<(100%)	(0.1)	<(100%)
Other	—	55.5	(100%)	N/A	—	100%	—	100%
Corporate	—	—	—	—	(190.2)	(26%)	1.0	>100%
Total	$2,539.7	$3,094.9	(18%)	(18%)	$(49.0)	<(100%)	$269.5	11%

RECONCILIATION OF REPORTED OPERATING (LOSS) INCOME TO ADJUSTED OPERATING INCOME (LOSS) BY SEGMENT AND EBITDA TO ADJUSTED EBITDA - CONTINUING OPERATIONS

	Three Months Ended December 31, 2020
	OPERATING INCOME (LOSS)			ADJUSTED EBITDA
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
Americas	$31.6	$25.3	$56.9	$41.3	$98.2
EMEA	88.0	30.4	118.4	42.6	161.0
Asia Pacific	6.4	6.1	12.5	12.4	24.9
Corporate	(109.0)	109.6	0.6	(0.6)	—
Total	$17.0	$171.4	$188.4	$95.7	$284.1

% OF REVENUES
Americas	5.9%		10.5%		18.2%
EMEA	12.4%		16.7%		22.7%
Asia Pacific	3.8%		7.5%		14.9%
Corporate	N/A		N/A		N/A
Total	1.2%		13.3%		20.1%

	Three Months Ended December 31, 2019
	OPERATING INCOME (LOSS)			ADJUSTED EBITDA
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
Americas	$21.5	$12.7	$34.2	$37.9	$72.1
EMEA	98.9	31.8	130.7	42.7	173.4
Asia Pacific	5.6	6.2	11.8	10.9	22.7
Corporate	(206.5)	206.2	(0.3)	0.3	—
Total	$(80.5)	$256.9	$176.4	$91.8	$268.2

% OF REVENUES
Americas	3.7%		5.9%		12.4%
EMEA	10.9%		14.4%		19.1%
Asia Pacific	2.9%		6.1%		11.7%
Corporate	N/A		N/A		N/A
Total	(4.8%)		10.5%		15.9%

(a)See “Reconciliation of Reported Operating Loss to Adjusted Operated (Loss) Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING (LOSS) INCOME TO ADJUSTED OPERATING INCOME (LOSS) BY SEGMENT AND EBITDA TO ADJUSTED EBITDA - CONTINUING OPERATIONS

	Six Months Ended December 31, 2020
	OPERATING INCOME (LOSS)			ADJUSTED EBITDA
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
Americas	$52.8	$51.5	$104.3	$80.5	$184.8
EMEA	101.1	63.2	164.3	77.4	241.7
Asia Pacific	(12.7)	12.6	(0.1)	23.5	23.4
Corporate	(190.2)	191.2	1.0	(1.0)	—
Total	$(49.0)	$318.5	$269.5	$180.4	$449.9

% OF REVENUES
Americas	5.2%		10.3%		18.3%
EMEA	8.2%		13.3%		19.5%
Asia Pacific	(4.4%)		—%		8.1%
Corporate	N/A		N/A		N/A
Total	(1.9%)		10.6%		17.7%

	Six Months Ended December 31, 2019
	OPERATING INCOME (LOSS)			ADJUSTED EBITDA
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
Americas	$4.0	$25.4	$29.4	$73.9	$103.3
EMEA	127.1	63.7	190.8	79.9	270.7
Asia Pacific	14.1	12.4	26.5	22.0	48.5
Other	(10.9)	7.3	(3.6)	3.7	0.1
Corporate	(150.8)	149.5	(1.3)	1.3	—
Total	$(16.5)	$258.3	$241.8	$180.8	$422.6

% OF REVENUES
Americas	0.4%		2.7%		9.7%
EMEA	8.0%		12.0%		17.1%
Asia Pacific	3.7%		6.9%		12.6%
Other	(19.6%)		(6.5%)		0.2%
Corporate	N/A		N/A		N/A
Total	(0.5%)		7.8%		13.7%

(a)See “Reconciliation of Reported Operating Loss to Adjusted Operated (Loss) Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended December 31, 2020 vs. Three Months Ended December 31, 2019 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures[1]	Organic (LFL)
Americas	(7)%	(4)%	3%	(7)%
EMEA	(22)%	(25)%	—%	(25)%
Asia Pacific	(14)%	(17)%	—%	(17)%
Other	N/A	—%	—%	—%
Total Continuing Operations	(16)%	(17)%	1%	(18)%
Discontinued Operations	(37)%	(37)%	(34)%	(3)%
Total Coty Inc.	(22)%	(22)%	(7)%	(15)%

¹ Like for Like impact reflects the net revenue contribution from King Kylie, net of the decreased net revenues from the divestiture of Younique.

	Six Months Ended December 31, 2020 vs. Six Months Ended December 31, 2019 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures[1]	Organic (LFL)
Americas	(6)%	(2)%	4%	(6)%
EMEA	(22)%	(25)%	—%	(25)%
Asia Pacific	(25)%	(27)%	—%	(27)%
Other	(100)%	(100)%	(100)%	—%
Total Continuing Operations	(18)%	(18)%	—%	(18)%
Discontinued Operations	(17)%	(18)%	(20)%	2%
Total Coty Inc.	(18)%	(18)%	(5)%	(13)%

¹ Like for Like impact reflects the net revenue contribution from King Kylie, net of the decreased net revenues from the divestiture of Younique.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2020	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$549.1	$308.3
Restricted cash	56.2	43.7
Trade receivables	531.7	440.1
Inventories	626.1	678.2
Prepaid expenses and other current assets	454.4	411.6
Current assets held for sale	—	4,613.1
Total current assets	2,217.5	6,495.0
Property and equipment, net	1,012.4	1,081.6
Goodwill	4,151.1	3,973.9
Other intangible assets, net	4,494.5	4,372.1
Equity investment	1,186.5	—
Operating lease right-of-use assets	343.7	371.4
Other noncurrent assets	754.1	434.8
TOTAL ASSETS	$14,159.8	$16,728.8

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,154.3	$1,190.3
Short-term debt and current portion of long-term debt	201.2	188.3
Other current liabilities	1,627.6	1,250.4
Current liabilities held for sale	—	956.7
Total current liabilities	2,983.1	3,585.7
Long-term debt, net	5,139.9	7,892.1
Long-term operating lease liabilities	293.4	317.4
Other noncurrent liabilities	1,366.4	909.9
TOTAL LIABILITIES	9,782.8	12,705.1

CONVERTIBLE SERIES B PREFERRED STOCK	1,002.2	715.8
REDEEMABLE NONCONTROLLING INTERESTS	79.5	79.1

Total Coty Inc. stockholders’ equity	3,077.4	3,004.6
Noncontrolling interests	217.9	224.2
Total equity	3,295.3	3,228.8
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$14,159.8	$16,728.8

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(27.3)	39.9

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	289.7	357.3
Deferred income taxes	(299.6)	(50.4)
Share-based compensation	22.3	16.5
Gain on divestitures and sale of brand assets	—	(84.5)
Loss on sale of business in discontinued operations	219.1	—
Other	112.9	121.9
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(178.6)	12.3
Inventories	113.8	85.3
Prepaid expenses and other current assets	(73.8)	3.5
Accounts payable	(61.8)	(118.9)
Accrued expenses and other current liabilities	283.3	195.9
Operating lease liabilities	(79.2)	(53.7)
Other assets and liabilities, net	151.9	(63.1)
Net cash provided by operating activities	472.7	462.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(111.6)	(145.0)
Proceeds from sale of discontinued business, net of cash disposed	2,386.2	—
Return of capital from equity investments	448.0	—
Proceeds from sale of business, net of cash disposed	27.0	25.6
Termination of currency swaps designated as net investment hedges	(37.6)	—
Other investing activities	2.1	—
Net cash used in investing activities	2,714.1	(119.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt, net	(3,162.4)	(189.3)
Dividend payments	(1.5)	(130.4)
Proceeds from issuance of Convertible Series B Preferred Stock	227.2	—
Purchase of remaining mandatorily redeemable noncontrolling interest	—	(45.0)
Other financing activities	3.9	(16.0)
Net cash provided by financing activities	(2,932.8)	(380.7)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(0.7)	(2.8)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	253.3	(40.9)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	352.0	380.4
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	605.3	339.5

COTY INC. & SUBSIDIARIES
DISCONTINUED OPERATIONS

Selected Financial Information
	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net revenues	$419.9	$661.3	$986.3	$1,192.9

Income from discontinued operations before income taxes (a)	(152.1)	103.3	(18.6)	151.1
Income tax on discontinued operations (b)	83.5	18.4	112.3	26.7
Net income from discontinued operations	$(235.6)	$84.9	$(130.9)	$124.4

(a) The three and six months ended December 31, 2020 include a loss on the sale of the Wella Business of $219.1.
(b) The three and six months ended December 31, 2020 reflect a tax cost of approximately $55.2 million due to the sale of the Wella Business.

	December 31, 2020	June 30, 2020
Current assets held for sale	$—	$4,613.1

Current liabilities held for sale	$—	$956.7